Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form SB-2) of Biovest International, Inc., for the registration of 18,000,000 shares of its common stock, and to the incorporation of our report, dated December 1, 2005, with respect to the consolidated financial statements of Biovest International, Inc. and subsidiary included in its Annual Report on Form 10-KSB for year ended September 30, 2005.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

October 27, 2006